EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
Editorial contacts:
Lance Allega
Oakley, Inc.
Director of Investor Relations
949/672-6985
lallega@oakley.com
OAKLEY BOARD DECLARES ANNUAL CASH DIVIDEND AND AUTHORIZES
REPURCHASE OF UP TO $20 MILLION OF COMMON STOCK
FOOTHILL RANCH, Calif., Sept. 25, 2006 — Oakley, Inc. (NYSE:OO) today announced that its Board of Directors declared a regular cash dividend of sixteen cents ($0.16) per share on its outstanding common stock, consistent with the company’s dividend paid in 2005. The dividend will be payable October 27, 2006, to shareholders of record at the close of business on October 13, 2006. Future dividends are at the discretion of, and subject to, the approval of Oakley’s Board of Directors. The Board of Directors also authorized the repurchase of up to an additional $20 million of its common stock in the open market, from time to time, as market conditions warrant.
     “We are making excellent progress on our strategic initiatives to generate sustained profitable growth. Oakley’s strong cash generation and solid financial position have allowed us to make several important acquisitions this year as well as fund critical investments in our core optics and retail platforms,” commented Scott Olivet, chief executive officer, Oakley, Inc. “We will continue to balance dividends and share repurchases with continued investments in Oakley’s organic growth and acquisition opportunities to deliver increased shareholder value.”
     Oakley’s existing stock repurchase program, which was authorized in March 2005, has approximately $3.0 million remaining. Under the existing plan repurchases to date total 1,175,785 shares at an average per share price of $14.79.
     The company also announced that it has entered into a $185 million multicurrency revolving credit facility with a syndicate of lenders. The new credit facility will expire in September 2011. The company’s previous $75 million credit facility, which was due to expire in September 2007, has been terminated.

ONE ICON
FOOTHILL RANCH
CALIFORNIA 92610

949.951.0991
WWW.OAKLEY.COM

Oakley Announces Annual Cash Dividend and New Stock Repurchase Program / Page 2 of 2
About Oakley, Inc.
     Oakley is a world brand driven to ignite imagination through the fusion of art and science. Building on its legacy of innovative, premium sunglasses, the company offers a full array of market-leading products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through June 30, 2006 totaled US $691.1 million. Oakley, Inc. press releases, SEC filings and the company’s annual report are available at www.oakley.com.
Safe Harbor Disclaimer
This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators and are typically identified by the use of terms such as “look,” “may,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new sunglass and electronics product introductions; execution of anticipated restructuring and realignment of product categories; the company’s ability to integrate and operate acquisitions; the company’s ability to manage rapid growth; new and existing channel inventory management risks related to the limited visibility of future sunglass orders associated with the company’s “at once” production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company’s internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on optics sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company’s ability to expand and grow its distribution channels and its own retail operations; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives. Additional factors are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company’s Form 10-K for the year ended December 31, 2005 and as updated in the company’s quarterly filings on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company is under no obligation, and expressly disclaims any obligation, to update or alter this forward-looking information.
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ONE ICON
FOOTHILL RANCH
CALIFORNIA 92610

949.951.0991
WWW.OAKLEY.COM